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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549




                                    FORM 8-K




                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934




                Date of Report (Date of earliest event reported):
                                September 9, 1999



                                 PERRIGO COMPANY
               (Exact name of registrant as specified in charter)





   MICHIGAN                        0-19725                  38-2799573
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(State of other                  (Commission             (I.R.S. Employer
Jurisdiction of                  File Number)             Identification
 Incorporation)                                              Number)


515 Eastern Avenue, Allegan, Michigan                   49010
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(Address of principal executive offices)              (Zip Code)

Registrant's telephone number, including area code:
(616) 673-8451

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         ITEM 5.  Other Events

         The Perrigo Company announced it has sold its personal care business, which supplies store brand items such as mouthwash, hair care products, baby care products, rubbing alcohol and skin and sun care products to national and regional supermarket, drugstore and mass merchandise chains.

         Cumberland Swan Holdings, Inc., an investor group located in Nashville, Tennessee, has purchased Perrigo's Smyrna, Tennessee operations. Terms were not disclosed. In addition, the Company stated that in separate transactions it sold its personal care facilities in California and Missouri for $9 million. With these sales, Perrigo will record a pre-tax charge of $3.2 million ($.03 per share after-tax) relating to the write-down of personal care assets in the fourth quarter of fiscal year 1999.

         The Company noted that its LaVergne, Tennessee logistics center is not included in the sale. Cumberland Swan will operate out of the facility under a lease agreement until the building is sold separately, at which time Cumberland Swan will lease from the new owner.

         With the completion of the sale of the personal care business, Craig Hammond, President of Perrigo International, who played a key role in the personal care divestiture, has left Perrigo Company. Mark Olesnavage, President of Customer Business Development, will assume responsibility for the International Department.

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                                   SIGNATURES

         Pursuant to the requirement of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                  PERRIGO COMPANY
                                  (Registrant)



                                  By:  /s/Thomas J. Ross
Dated: September 9, 1999               -----------------------
                                       Thomas J. Ross
                                       Vice President-Finance